UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    September 9, 2004

Commission	Registrant, State of Incorporation	I.R.S. Employer
File Number	Address and Telephone Number	Identification No.

333-42427	J. CREW GROUP, INC. (Incorporated in New York) 770 Broadway New York, New York 10003 Telephone: (212) 209-2500	22-2894486

333-107211	J. CREW INTERMEDIATE LLC (Formed in Delaware) 770 Broadway New York, New York 10003 Telephone: (212) 209-2500	N/A

333-42423	J. CREW OPERATING CORP. (Incorporated in Delaware) 770 Broadway New York, New York 10003 Telephone: (212) 209-2500	22-3540930

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02.

On September 9, 2004, J.Crew Group, Inc. concluded that its previously reported financial statements for the fiscal year ended January 31, 2004 and for the first quarter ended May 1, 2004 will be restated.  The Company plans to amend its Annual Report on Form 10-K and Quarterly Report on Form 10-Q for these periods as soon as practicable to reflect the write-off of certain prepaid sample costs incurred during these periods, which had been capitalized as a prepaid asset on the balance sheet and charged to expense in the period that the inventories associated with the samples were sold.  Such costs should have been expensed as incurred. This matter was considered by the Company’s management and audit committee and discussed with the Company’s independent registered public accounting firm, KPMG LLP.

The effect of the restatement on the financial statements of J.Crew Group, Inc. (“Group”), J.Crew Intermediate LLC (“Intermediate”) and J.Crew Operating Corp. (“Operating”) is a reduction of prepaid expenses and other current assets and an increase in cost of goods sold, and will result in increases to net loss of $2.9 million and $0.5 million for the fiscal year ended January 31, 2004 and the first quarter ended May 1, 2004, respectively.  The following table presents the effects for each registrant:

Summary Effects on Net Income (Loss)

	Group		Intermediate		Operating
	As	As	As	As	As	As
Period Ended	Reported	Adjusted	Reported	Adjusted	Reported	Adjusted
13 weeks ended:

May 3, 2003	$(19.6)	$(20.3)	$(14.9)	$(15.6)	$(14.9)	$(15.6)

Aug 2, 2003	15.2	15.0	24.1	23.9	(17.8)	(18.0)

Nov 1, 2003	(23.6)	(24.5)	(11.9)	(12.8)	(8.3)	(9.2)

Jan 31, 2004	(19.3)	(20.4)	(1.4)	(2.5)	1.9	0.8

Year ended Jan 31, 2004	(47.3)	(50.2)	(4.1)	(7.0)	(39.1)	(42.0)

13 weeks ended May 1, 2004	(23.3)	(23.8)	(10.6)	(11.1)	(2.3)	(2.8)

The Company is furnishing the above information pursuant to Item 4.02(a) (Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review) of Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

J. CREW GROUP, INC.
J. CREW OPERATING CORP.
J. CREW INTERMEDIATE LLC

By	/s/ Amanda J. Bokman
	Name:	Amanda J. Bokman
	Title:	Chief Financial Officer

Date:       September 10, 2004